EXHIBIT 9(b)

BROWN & WOOD LLP

ONE WORLD TRADE CENTER
NEW YORK, N.Y. 10048-0557

TELEPHONE: 212-839-5300
FACSIMILE: 212-839-5599

September 30, 1999

Merrill Lynch Multi-State Limited Maturity Municipal Series Trust
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We consent to the filing of our opinion dated November 17, 1993, originally filed on November 17, 1993 as an Exhibit to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (File Nos. 33-50417 and 811-6282) of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust, and to the use of our name in the prospectus and statement of additional information constituting parts of Post-Effective Amendment No. 7 to such Registration Statement.

Very truly yours, /s/ BROWN & WOOD LLP ———————————— BROWN & WOOD LLP